                              CERTIFICATE OF AMENDMENT

                                         OF

                             ARTICLES OF INCORPORATION

                                         OF

                             SILICON VALLEY BANCSHARES


John C. Dean and A. Catherine Ngo certify that:

     1. They are the President and the Secretary, respectively, of Silicon Valley Bancshares.

     2. SubSection (a) of Article III of the Articles of Incorporation is amended to read in its entirety as follows:

               "(a) This corporation is authorized to issue two classes of shares designated "Preferred Stock" and "Common Stock," respectively. The number of shares of Preferred Stock authorized to be issued is Twenty Million (20,000,000) and the number of shares of Common Stock authorized to be issued is Sixty Million (60,000,000). Upon amendment of this Article III (a), each outstanding share of Common
          Stock is split up and converted into two (2) shares of Common Stock."

     3. The foregoing amendment of the Articles of Incorporation was duly approved by the Board of Directors at its duly held meeting on March 19, 1998 at which a quorum was present and acting throughout.

     4. No shares of Preferred Stock are outstanding. Pursuant to Section 902 (c) of the California Corporations Code, shareholder approval is not required for this action.

     5. The foregoing amendment of the Articles of Incorporation of Silicon Valley Bancshares shall be effective as of the close of business on April 17, 1998.

     The undersigned declare under penalty of perjury that the matters set forth in the foregoing certificate are true of their own knowledge.

     Executed at Santa Clara, California on March 19, 1998.

                                       /s/ John C. Dean
                                       --------------------------------------
                                       John C. Dean, President



                                       /s/ A. Catherine Ngo
                                       --------------------------------------
                                       A. Catherine Ngo, Secretary




                                       2